EXHIBIT 99.1

AT THE COMPANY	ON THE WEB
Thomas G. Smith	www.forestcity.net

Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY ENTERPRISES AND FOREST CITY RATNER AGREE TO RESTRUCTURE NEW YORK CITY PORTFOLIO

CLEVELAND – August 10, 2006 — Forest City Enterprises, Inc. (NYSE:FCEA) (NYSE:FCEB) today announced that it has reached a definitive agreement with Bruce C. Ratner to restructure their existing business relationship covering their combined interest in a total of 30 retail, office and residential operating properties, certain service companies and seven identified development opportunities that are currently owned jointly by Forest City and Bruce Ratner, as well as the pursuit of new real estate opportunities, all in the greater New York City metropolitan area.

As previously announced, the agreement calls for Bruce Ratner to contribute his ownership interests in the 30 operating assets, the service companies and participation rights in all future developments (except those named below) to a newly formed limited liability company. Forest City will pay $60.8 million in cash and issue 3.894 million units in the new limited liability company. These units will be convertible (after a one-year lock-up period) to an equal number of shares of FCEA stock or cash based on the value of FCEA stock at the time of conversion. For the first five years only, units that have not been exchanged will receive their proportionate share of an aggregate annual preferred payment of $2.5 million plus an amount equal to the dividends payable on the same number of shares of Forest City stock. After five years, the annual preferred payment on the outstanding units will equal only the dividends payable on Forest City stock. In addition, Forest City will indemnify Bruce Ratner for any tax liability he may incur as a result of the sale of any of these properties during the 12-year period following the closing of the transaction.

The cash and units exchanged for Bruce Ratner’s interest are net of $42.5 million of preferred returns in favor of Forest City. This also takes into account $384 million of non-recourse project debt (as of January 31, 2006) attributable to Bruce Ratner’s ownership. All but $16.8 million of this debt is already reported on the consolidated balance sheet of Forest City’s GAAP financial statements.

Forest City and Bruce Ratner have agreed to terms and conditions under which they will value the seven existing development opportunities identified below when those developments stabilize. Forest City and Bruce Ratner will agree on a market value and Ratner’s interest will be exchanged for partnership units at the then current FCEA market price or cash at Forest City’s option. These development opportunities are:

•	Twelve MetroTech Center, 177,000-square-foot office building in Brooklyn

•	New York Times Building, 1.5-million-square-foot office project in Manhattan

•	Ridge Hill, 1.2-million-square-foot retail project in Yonkers

•	East River Plaza, 547,000-square-foot retail center in Harlem

•	Mill Basin, 125,000-square-foot retail center in Brooklyn

•	Beekman, 683-unit residential building in lower Manhattan

•	80 DeKalb, 430,000-square-foot residential building in Brooklyn

Forest City intends to conduct its New York operations in the same manner as it has for the past 20 years. Bruce Ratner will become a member of Forest City’s Board of Directors and will continue to be president and chief executive officer of Forest City Ratner Companies. Ratner will also continue to lead the Atlantic Yards project, with responsibility for the successful execution of the planned redevelopment. Bruce Ratner’s economic interest in this development opportunity will be realized through his substantial ownership of the units described above. Ratner will remain chairman of the New Jersey Nets.

Charles A. Ratner, president and chief executive of Forest City Enterprises, said, “For 20 years, Forest City Enterprises and our New York City affiliate, Forest City Ratner Companies, have worked together and achieved tremendous success. Under Bruce’s leadership, New York City has become our largest single market, where we have established a unique franchise that is synonymous with large, high-impact developments. This transaction will enable us to continue to capitalize on our existing portfolio and new development opportunities in New York for years to come, to the benefit of our employees, shareholders and other stakeholders.”

Charles Ratner said, “The transaction is expected to be accretive to Forest City’s per share earnings before depreciation, amortization and deferred taxes (EBDT) in the long term but slightly dilutive (less than 2 percent) to EBDT per share in the near term. Attributing no value to the interest in future projects and assuming the consideration exchanged for the interests contributed is based solely on stabilized net operating income from the 30 projects, the effective capitalization rate on this transaction is approximately 6.4 percent.”

“Forest City Enterprises and Forest City Ratner have had a great partnership, and I look forward to the next stage of this relationship,” Bruce Ratner said. “I am delighted to have the opportunity to join Forest City’s Board of Directors and executive management team, and to continue to lead the company’s efforts in the New York market. We have established ourselves as a pre-eminent developer of large, complex projects in this high-barrier-to-entry urban market, and that legacy has now been extended.”

Forest City’s Board of Directors established a special committee of independent directors to consider and act upon this transaction. The special committee engaged Greenhill & Co., LLC as its adviser to evaluate the transaction from a financial perspective and to render a fairness opinion.

Closing of the transaction is expected to occur within the next 90 days.

Corporate Description

Forest City Enterprises, Inc. is a $7.8 billion NYSE-listed national real estate company. Forest City is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Safe Harbor Language

Statements made in this news release that state Forest City’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that Forest City’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in Forest City’s core markets, reliance on major tenants, the impact of terrorist acts, Forest City’s substantial leverage and the ability to service debt, guarantees under Forest City’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in Forest City’s SEC filings, including, but not limited to, Forest City’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.